Exhibit No. 1
Depositary’s Notice of Dissent and Appraisal Rights dated December 21, 2009

THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES.  THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.  FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH, FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

           IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INVESTMENT HOLDING CO., LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

DEPOSITARY’S NOTICE OF DISSENT AND APPRAISAL RIGHTS

TO THE HOLDERS AND BENEFICIAL OWNERS OF
RULE 144A AND INTERNATIONAL GLOBAL DEPOSITARY SHARES (“GDSs”)
REPRESENTING THE DEPOSITED SECURITIES.

ISSUING COMPANY:	Asustek Computer, Inc., a company (“Company”) organized and existing under the laws of Taiwan, Republic of China (“ROC” / “Taiwan”).
DEPOSITARY:	CITIBANK, N.A. (“Depositary”).
DEPOSIT AGREEMENT:
Deposit Agreement, dated as of May 30, 1997, by and among the Company, the Depositary, and the Holders (“Holders”) and Beneficial Owners (“Beneficial Owners”) from time to time of GDSs issued thereunder, as amended by Amendment No. 1 to Deposit Agreement, dated as of December 21, 2007 (as so amended, the “Deposit Agreement”).

DEPOSITED SECURITIES:	Shares of Common Stock, nominal value NT$10.00 per Share, of the Company (“Common Shares”).
RULE 144A GDS CUSIP NO:	04648R407
RULE 144A GDS TICKER:	ASKGLI
INTERNATIONAL GDS CUSIP NO:	04648R308
INTERNATIONAL GDS TICKER:	AKCIF
GDS to SHARES RATIO:	1 GDS: 5 Common Shares.

THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES.  THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.  FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH, FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INVESTMENT HOLDING CO., LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

Please read this Depositary Notice of Dissent and Appraisal Rights with great care as the Spin-off, Capital Reduction and Merger are subject to significant Taiwanese regulatory uncertainty and Taiwanese withholding tax.  There can be no assurance at this time that the Depositary will be able to hold the Pegatron common shares or, if the Depositary is able to hold such shares, of the terms upon which the Pegatron common shares will be available to the Holders and Beneficial Owners of GDSs nor that the Pegatron common shares will be listed on the Taiwan Stock Exchange.

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Enclosed herewith are English translations of the following documents (which were provided by the Company to the Depositary for distribution to the Holders and Beneficial Owners of GDSs):

•	Spin-off Plan

•	CPA Fairness Opinion

•	Condensed Unconsolidated Balance Sheet and Statements of Income for and as of the end of 4Q 2008, 1Q 2009, 2Q 2009 and 3Q 2009 of Pegatron Corporation (“Pegatron”)

•	Condensed Consolidated Balance Sheet and Statements of Income for and as of the end of 4Q 2008 and 2Q 2009 of Pegatron Corporation

•	Letter to Shareholders

•	Q&A regarding the Spin-off and Capital Reduction

Chinese language versions of certain of the enclosed documents have been posted on the Taiwanese Market Observation Post System (M.O.P.S.) at http://newmops.twse.com.tw  and on the Company’s website at http://tw.asus.com/investor.aspx.

Further statements and information that may be issued or provided by the Company in respect of the Spin-off and Capital Reduction will be posted by the Company in Chinese and English on (i) the M.O.P.S. at http://emops.twse.com.tw/emops_all.htm (English) and at http://newmops.twse.com.tw (Chinese), and (ii) the Company’s website at http://www.asus.com/investor.aspx (English), and at http://tw.asus.com/investor.aspx (Chinese).

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THE INFORMATION CONTAINED HEREIN AND IN ANY DOCUMENTS ENCLOSED HEREWITH, IN EACH CASE WITH RESPECT TO THE SPIN-OFF, THE CAPITAL REDUCTION AND THE MERGER, HAS BEEN PROVIDED BY THE COMPANY.  CITIBANK, N.A. IS FORWARDING THIS INFORMATION TO HOLDERS AND BENEFICIAL OWNERS OF GDSs ONLY IN ITS CAPACITY AS DEPOSITARY AND IN ACCORDANCE WITH THE TERMS OF THE DEPOSIT AGREEMENT.  CITIBANK, N.A. DISCLAIMS ANY RESPONSIBILITY AS TO THE ACCURACY OF SUCH INFORMATION AND DOES NOT, AND SHOULD NOT BE DEEMED TO, EXPRESS ANY OPINION IN RESPECT OF THE SPIN-OFF, THE CAPITAL REDUCTION OR THE MERGER.

Tentative Timetable for Spin-off, Capital Reduction and Merger[1]
January 6, 2010 (close of business New York time)	GDS cancellation deadline before Book Closure Period in Taiwan Last day to cancel GDSs to be able to exercise Dissent and Appraisal Rights as a holder of the Company’s Common Shares in Taiwan
January 7, 2010 (close of business New York time)	GDS Record Date to determine Holders of GDSs who maybe entitled to instruct the Depositary to vote the Company’s Common Shares at EGM
January 8, 2010 (close of business Taipei time)	Start of Book Closure Period for the Company’s EGM
February 9, 2010	Extraordinary General Meeting of Company’s Shareholders
June 30, 2010	GDS Record Date for Spin-off and Capital Reduction
July 1, 2010	Effective Date (record date) for Spin-off and Capital Reduction in Taiwan
On or after July 1, 2010	Exchange of existing GDSs to reflect Spin-Off and Capital Reduction
June 17, 2010 through July 22, 2010	Suspension of trading of Company’s Common Shares on the Taiwan Stock Exchange
June 21, 2010 through July 22, 2010	Book Closure Period for trading suspension of Company’s Common Shares
July 23, 2010	Re-listing and trading of the Company’s Common Shares after the Spin-off and Capital Reduction
July 30, 2010	Effective date for Merger in Taiwan

1  Most of the referenced dates are tentative.  There can be no assurance that the events specified will in fact occur on the dates specified.  The GDR Programs for the GDSs may be closed for deposits of Common Shares and issuance of GDSs, and/or cancellation of GDSs and withdrawal of Common Shares, from time to time after the date hereof and issuance of GDSs in the Depositary’s discretion.

The Company has informed the Depositary that its Board of Directors has passed resolutions to approve the following transactions:

(i)
the transfer of the Company’s original design manufacturer business (i.e., the Company’s long term equity investment in Pegatron) to a newly incorporated company, Pegatron Investment Holding Co., Ltd. (“Pegatron Holding”), by way of spin-off (the “Spin-off”) in accordance with ROC Mergers and Acquisition Law (“M&A Law”) and in exchange for (a) 571,513,484 new common shares to be issued by Pegatron Holding to the Company (which will represent 25% of Pegatron Holding’s paid-in capital after the Spin-off), and (b) 1,714,540,451 new common shares to be issued by Pegatron Holding to all shareholders of the Company on a pro rata basis (which will represent 75% of Pegatron Holding’s paid-in capital after the Spin-off and every 1,000 of the Common Shares of the Company will be exchanged for approximately 403.7274 common shares of Pegatron Holding), and

(ii)	a capital reduction of NT$36,097,608,610 by cancellation of 3,609,760,861 Common Shares of the Company, at a capital reduction ratio of approximately 85% (the “Capital Reduction”).

The effective date (record date) of the Spin-off and Capital Reduction in Taiwan is provisionally set for the holders of the Company’s Common Shares at July 1, 2010, in which case, it is anticipated that the applicable record date for the Spin-off (and related Capital Reduction) for GDR Holders and Beneficial Owners would be June 30, 2010 (close of business in New York).  The Spin-off and Capital Reduction is subject to approval by the Company’s shareholders.

To effectuate the Spin-off and Capital Reduction as to the existing Common Shares of the Company, under the regulations of the Taiwan Stock Exchange, (i) the existing Common Shares of the Company will be suspended for trading on the Taiwan Stock Exchange commencing on the tenth Taiwan business day before the record date for the Spin-off and Capital Reduction through the fifteenth Taiwan business day after the record date for the Spin-off and Capital Reduction (the suspension period is provisionally set from June 17, 2010 to July 22, 2010), and (ii) the book closure period for the Company’s Common Shares for such trading suspension would be from the eighth Taiwan business day before the record date for the Spin-off and Capital Reduction through the fifteenth Taiwan business day after the record date for the Spin-off and Capital Reduction (the book closure period is provisionally set from June 21, 2010 through July 22, 2010).

To reflect the Capital Reduction as to the existing GDSs, it is expected that, on or after July 1, 2010 but only after receipt of confirmation of the receipt by the Depositary’s nominee in Taiwan of the Company’s new Common Shares reflecting the Spin-off and Capital Reduction, the existing GDSs outstanding at such time will be exchanged for new GDSs representing the Company’s Common Shares after the Spin-off and Capital Reduction.

The Company’s extraordinary general meeting of the shareholders (the “EGM”) to seek the approval of the Spin-off and Capital Reduction is scheduled for February 9, 2010 with the ROC book closure period for the EGM to start from the close of business Taipei time on January 8, 2010.

It is expected that after the record date of the Spin-off and Capital Reduction, (i) Pegatron Holding will merge with Pegatron in accordance with the M&A Law and Pegatron will be the surviving company (the “Merger”), and (ii) Pegatron is expected to be listed on the Taiwan Stock Exchange (in the third quarter of 2010).2  The effective date (record date) of the Merger in Taiwan is provisionally set for the holders of the Pegatron Holdings common shares, at July 30, 2010, in which case, it is anticipated that the effective date for the Merger for GDR Holders and Beneficial Owners would also be July 30, 2010 (close of business in New York). Under the M&A Law (as in existence on the date hereof), the Merger is subject to approval by Pegatron Holding’s shareholders and the approval of Pegatron’s board of directors.  Holders of Pegatron Holding’s common shares will be asked, and will have the right, to vote on the Merger.  Holders of the Company’s Common Shares will not be asked, and will not have the right, to vote on the Merger.  As a condition for a holder of the Company’s Common Shares to be a holder of Pegatron Holding’s common shares who may be entitled to vote on the Merger, such holder of the Company’s Common Shares must (i) maintain such ownership until the commencement of the book closure period for the Company’s Common Shares before the applicable record date for the Spin-off  (such commencement date is provisionally set at June 21, 2010), and (ii) continue to be the owner of Pegatron Holding common shares at the commencement of the book closure period for the Pegatron Holding common shares applicable to the Pegatron Holding shareholders’ meeting in respect of the Merger.

It is expected that the Depositary will solicit voting instructions from Holders of GDSs in respect of the Spin-off and Capital Reduction and that Holders of GDSs will have the opportunity to instruct the Depositary to vote the Common Shares represented by their GDSs at the Company’s EGM, in each case upon the terms and subject to the conditions of the Deposit Agreement.  It is also expected that, even if the Depositary or its nominee is permitted under ROC law to receive and hold the Pegatron Holding common shares being distributed in the Spin-off and Capital Reduction (See Regulatory Uncertainty in Taiwan, below), (x) the Depositary may not have sufficient time to notify GDR Holders of the meeting of holders of Pegatron Holding common shares in respect of the Merger and will not, as a result, be in a position to solicit voting instructions from Holders of GDSs in respect of the Merger, and (y) the Holders of GDSs will not, as a result, have the opportunity to instruct the Depositary to vote any Pegatron Holding common shares that the Depositary (or its nominee) may hold (if permitted under ROC law), at the time of the Pegatron Holding shareholders’ meeting for the approval of the Merger.

Please note that the corporate actions or procedures required for the Spin-off, Capital Reduction and Merger described above are based on the applicable ROC laws and regulations as currently in effect.  There can be no assurance that such corporate actions or procedures described above will still be applicable in the future.

2  The Company and Pegatron have informed the Depositary of their intent to minimize the unlisted period of Pegatron common shares to be received in the Merger subject to compliance with the applicable ROC laws and regulations.

Dissent and Appraisal Rights.

The Company has informed the Depositary that, pursuant to ROC law, holders of the Company’s Common Shares are entitled to dissent and appraisal rights in respect of the Spin-off and that, in order to exercise the dissent and appraisal rights, a holder of Common Shares must:

•	have been listed on the Company’s stockholder registry as of January 11, 2010 and maintain such ownership until the day on which the dissent and appraisal rights are exercised;

•	provide written notice to the Company of his, her or its objection to the Spin-off prior to the EGM or raise and register his, her or its objection to the Spin-off at the EGM;

•	abstain from voting the holder’s Common Shares at the EGM (i.e., not exercise the voting rights at the EGM); and

•
within 20 days after the EGM, provide written notice, stating the number of his, her or its Common Shares, to the Company of his, her or its objection to the Spin-off, and request the Company to repurchase all of his, her or its Common Shares at a fair price to be determined by mutual agreement or a court order if such agreement cannot be reached.

If the price is determined by mutual agreement, the repurchase should be paid within 90 days after the EGM.  If such agreement cannot be reached within 60 days after the EGM, the objecting shareholder will need to apply with the court for price determination within 30 days after expiry of the above mentioned 60 day period.  It is the market practice in Taiwan to use as the repurchase price (i) the closing price of the Common Shares on the trading date immediately before the EGM, (ii) the closing price of the Common Shares on the date of the EGM, or (iii) the average of the closing prices of the Common Shares during a certain period of time before the EGM.

As a Holder or Beneficial Owner of GDSs you will not be able to exercise dissent and appraisal rights through the Depositary as (i) the Depositary cannot, under ROC law, exercise the dissent and appraisal rights on your behalf, and (ii) the Deposit Agreement does not contemplate the exercise of dissent and appraisal rights on behalf of Holders and Beneficial Owners.  Should you, as a Holder or Beneficial Owner of GDSs, wish to exercise dissent and appraisal rights in respect of the Spin-off, and request the Company to repurchase all of the Common Shares represented by your GDSs, you will need to surrender your GDSs to the Depositary for cancellation upon the terms of the Deposit Agreement on or before January 6, 2010 (close of business NY time), and become a holder of the Company’s Common Shares in Taiwan on or before January 8, 2010 (close of business Taipei time). Please allow sufficient time for the cancellation of the GDSs and delivery of the Company’s Common Shares to you or your agent in Taiwan on or prior to January 8, 2010 (close of business Taipei time).

Please note that, under ROC law (as in existence on the date hereof), as a precondition for a non-ROC person to becoming a holder of the Common Shares, you would need to obtain a foreign investor investment I.D. (“Foreign Investor Investment I.D.”) under the ROC Regulations Governing Securities Investment by Overseas Chinese and Foreign Nationals (“Investment Regulations”) and open a Taiwan Depository & Clearing Corporation account (“TDCC Account”).

Regulatory Uncertainty in Taiwan.

The Company has informed the Depositary that the common shares of Pegatron are not currently listed on any stock exchange in Taiwan.  There can not be any assurances that  Pegatron will become a listed company in Taiwan although Pegatron intends to make the necessary applications to list its common shares on the Taiwan Stock Exchange in the third quarter of 2010.  Unless Pegatron is listed on a stock exchange in Taiwan, no application can be made to ROC Financial Supervisory Commission (“FSC”) for approval to establish a GDR program in respect of the Pegatron common shares.  Given the current regulatory regime in Taiwan applicable to GDR programs, there can not be any assurance that Pegatron would be able to sponsor the establishment of a GDR program for its common shares even if listed on the Taiwan Stock Exchange.

In addition, the Company has informed the Depositary that under current ROC law the Depositary or its nominee is not permitted to hold or sell Pegatron Holding common shares or Pegatron common shares on your behalf absent a regulatory approval from the FSC, the Taiwan Stock Exchange and/or the Investment Commission of the Economic Affairs (“IC”).  The Company is presently in the process of discussing these matters with the relevant regulators but neither the Company nor the Depositary is able to predict if such approval will be obtained or, if such approval is obtained, upon what terms.  Thus, there can not be any assurances that the Depositary or its nominee would be able to receive and hold Pegatron Holding common shares in the Spin-off and Capital Reduction, or receive and hold Pegatron common shares in the Merger and sell Pegatron common shares on your behalf after the Merger regardless of whether Pegatron will be permitted to be listed on the Taiwan Stock Exchange or not.  If the Depositary or its nominee is not permitted under ROC law to receive and hold Pegatron Holding common shares as a result of the Spin-off and Capital Reduction, or receive and hold the Pegatron common shares on your behalf as a result of the Merger, the Depositary will not make the Pegatron Holding common shares or the Pegatron common shares available to Holders of GDRs entitled thereto nor sell the Pegatron common shares and distribute the sale proceeds to Holders of the GDRs entitled thereto.

As a result of the regulatory uncertainty described in the preceding paragraphs, neither the Company nor the Depositary is able to predict the manner in which the Pegatron Holding or Pegatron common shares or sale proceeds of the Pegatron common shares will be distributed to the Holders of GDSs.

In the event that (i) the Pegatron common shares are listed on a stock exchange in Taiwan and (ii) the necessary regulatory approvals are obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron common shares, in each case, on or before the expiration of one (1) year after the effective date (record date) of the Spin-off and Capital

Reduction (“First Anniversary”), the Pegatron common shares may be distributed to Holders of GDSs entitled thereto in the form of Rule 144A Global Depositary Shares (to GDS holders who certify they are Qualified Institutional Buyers (QIBs), within the meaning given to such term in Rule 144A) and in the form of International GDSs (to Holders of GDSs who certify they are persons other than “U.S. Persons” and located outside the U.S., within the meaning given to such terms in Regulation S).  There can be no assurances that the Pegatron common shares will be listed or that the regulatory approvals will be obtained to establish these GDR programs.

In the event that (i) the Pegatron common shares are listed on an exchange in Taiwan but (ii) the necessary regulatory approvals are not obtained in Taiwan for the establishment of GDR programs in respect of the Pegatron common shares, in each case, on or before the First Anniversary, the Depositary, if permitted under ROC law, will, after the First Anniversary, attempt to sell the Pegatron common shares on the applicable exchange in Taiwan and distribute the net cash proceeds (after deduction of applicable fees, taxes and expenses), to holders of GDRs entitled thereto, in each case upon the terms and subject to the conditions of the Deposit Agreement.  Please note that, before the earlier of (i) Pegatron’s listing and establishment of GDR program in respect of the Pegatron common shares, or (ii) the First Anniversary, holders of the GDSs will not be able to withdraw the common shares of Pegatron Holding (before the effective date of the Merger) or the common shares of the Pegatron (after the effective date of the Merger), as the case may be.

In the event that the Pegatron common shares are not listed on a stock exchange in Taiwan (and consequently no GDR programs can be established in respect of the Pegatron common shares), on or before the First Anniversary, the Company, Pegatron and the Depositary intend for the Pegatron common shares to be available for withdrawal (and withdrawal and sale, if applicable) from the Company’s GDR programs, to the extent permitted by ROC law, for a period of time after the First Anniversary, and thereafter, if permitted under ROC law, the Depositary will attempt to sell the Pegatron common shares not previously withdrawn in the over-the-counter market (subject to market conditions) and distribute the net cash proceeds (after deduction of applicable fees, taxes and expenses), to holders of GDRs entitled thereto, in each case upon the terms and subject to the conditions of the Deposit Agreement.  There can be no assurances that the Depositary will be permitted under ROC law to make delivery of the Pegatron common shares to requesting GDR holders or that the Depositary will be permitted under ROC law to sell the Pegatron common shares not previously withdrawn or at what price, or to convert the net sale proceeds from such sale into U.S. Dollars and distribute to the net cash proceeds to GDR holders entitled thereto.

Please note that, under ROC law (as currently in effect), (i) as a precondition for a non-ROC person to becoming a holder of the Pegatron common shares, if Pegatron shares are listed on a stock exchange in Taiwan, you would need to obtain a Foreign Investor Investment I.D. under the Investment Regulations and open a TDCC Account, and (ii) as a precondition for a non-ROC person to becoming a holder of the Pegatron shares, if Pegatron shares are not listed on a stock exchange in Taiwan, you would need to obtain an approval from the IC.

Taiwanese Withholding Tax.

The Company has informed the Depositary that part of the new common shares to be issued by Pegatron to the Company’s shareholders contain the Company’s retained earnings and that the issuance and delivery of such Pegatron common shares will, under ROC law as currently in effect, be deemed a distribution of retained earnings of the Company to its shareholders.  As a result of such distribution of retained earnings, each of the Company’s non-Taiwanese shareholders will be required, as a condition to receiving the Pegatron common shares, to pay a Taiwanese withholding tax of 20% of the proportionate amount of the Company’s retained earnings (based on the Company’s June 30, 2010 financial statements) that is being distributed by means of the issuance and delivery of Pegatron common shares in the Spin-off and the Merger.

The Company has informed the Depositary that, on a pro forma basis (based on the Company’s September 30, 2009 financial statements), the Taiwanese withholding tax payable by non-Taiwanese holders of the Company’s Common Shares in respect of the Spin-off and the Merger would be 20% x NT$1,904.00 for every 1,000 Common Shares of the Company held.  This Taiwanese withholding tax is applicable to the Company’s Common Shares represented by GDSs and, as a result, the Depositary intends to charge each of the Holders and Beneficial Owners as of the applicable GDS record date an amount in U.S. dollars necessary to satisfy the Taiwanese withholding tax applicable to the issuance of the Pegatron common shares (based on the retained earnings reported in the Company’s June 30, 2010 financial statements), upon the terms and subject to the conditions of the Deposit Agreement.

Cancellation of GDSs.

If you do not surrender your GDSs for cancellation on or prior to January 6, 2010 (close of business New York time) and become a holder of the Common Shares in Taiwan on or prior to January 8, 2010 (close of business Taipei time), you will not be able to exercise your dissent and appraisal rights and request the Company to repurchase all of the Company’s Common Shares represented by your GDSs.

If you do not wish to be subject to the limitations that are (or may be) applicable to GDR Holders and Beneficial Owners in respect of the Spin-off, the Capital Reduction and the Merger under the terms of the Deposit Agreement or ROC law, please take all actions necessary to cancel your GDSs and take possession of and sell the corresponding Company Common Shares in Taiwan (including, without limitation, obtaining the applicable regulatory approvals in Taiwan) prior to commencement of book closure period for the Company’s Common Shares before the record date for the Spin-off and the Capital Reduction (which is provisionally set at June 21, 2010), and, if you wish to sell the Company’s Common Shares, prior to commencement of trading suspension period for the Company’s Common Shares before the record date for the Spin-off and the Capital Reduction (which is provisionally set at June 17, 2010).

If you have any questions about the above, please call 1-800-308-7887.

Citibank, N.A., as Depositary

December 21, 2009